EXHIBIT 99.1 Central Vermont Public Service NEWS RELEASE For Immediate Release: May 9, 2007

Central Vermont Reports First Quarter Earnings

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported first quarter 2007 consolidated earnings of $5.7 million, or 55 cents per diluted share of common stock. This compares to first quarter 2006 consolidated earnings of $4.1 million, or 32 cents per diluted share of common stock.

"We remain committed to improving customer service and reliability over the long term including dedicated increases in capital spending levels. We are very pleased with our first quarter results," said CVPS President and CEO Bob Young. "We believe that staying true to our roots and focusing resources on the people we serve is the best approach for our customers, shareholders and Vermont."

QUARTERLY PERFORMANCE SUMMARY - 2007 versus 2006
Utility Business
Operating revenues increased $4.4 million, including $3.7 million resulting from higher sales volume largely due to weather and a 3.5 percent increase in retail and commercial customers compared to the same period in 2006, and $3.0 million resulting from a 4.07 percent retail rate increase effective January 1, 2007. These favorable items were partially offset by a $1.9 million decrease in resale sales resulting from less excess power available for resale in 2007 compared to the same period in 2006, a $0.2 million provision for a rate refund to customers for amounts included in the 4.07 percent rate increase, and a $0.2 million decrease in other operating revenue.

Purchased power costs decreased $0.2 million, largely due to lower output from Independent Power Producers and lower nuclear plant decommissioning costs, partially offset by higher rates under the long-term contract with Vermont Yankee Nuclear Power Corporation and increased deliveries under the long-term contract with Hydro-Quebec.

Other operating costs increased $2.1 million resulting primarily from higher transmission costs due to higher rates and overall transmission expansion in New England, premium expense for Vermont Yankee outage insurance, bad debt expense, and accruals for incentive compensation. These unfavorable items were partially offset by lower pension and postretirement medical costs, and lower external audit fees.

Equity in earnings from affiliates increased $1.2 million largely due to 2007 earnings from Vermont Transco LLC ("Transco"), which was formed in June 2006 by Vermont Electric Power Company Inc. and its owners, including CV, for construction, maintenance and operation of transmission facilities in Vermont. Additionally, the first quarter of 2006 included a $0.3 million gain on the sale of nonutility property with no comparable gain in 2007.

Non-utility Business
CV's non-regulated wholly owned subsidiary Catamount Resources Corporation ("CRC") owns Eversant Corporation. CRC's earnings were $0.2 million in the first quarter of 2007 compared to $0.4 million in 2006. The decrease is primarily related to interest earned in 2006 on cash proceeds from the Dec. 2005 sale of Catamount Energy Corporation.

2006 Stock Buyback
Earnings per share for the first quarter of 2007 reflect the impact of the April 2006 stock buyback. CV purchased 2.2 million shares of its common stock for $22.50 per share using cash proceeds from the Dec. 20, 2005 sale of Catamount. The stock buyback decreased common shares outstanding by about 18 percent, resulting in a favorable impact of 9 cents per diluted common share when comparing the results of the first quarter of 2007 to 2006.

2007 Financial Guidance
As previously disclosed, CV anticipates 2007 earnings in the range of $1.60 to $1.70 per diluted share. As part of CV's 2006 rate agreement approved by the Vermont Public Service Board, the company's allowed rate of return on its Vermont utility operations is capped at 10.75 percent for 2007, which equates to approximately $1.70 per diluted share.

Webcast
CV will host an earnings teleconference and webcast on May 10, 2007 beginning at 2 p.m. EDT At that time, CV President and CEO Robert Young and CV Chief Financial Officer Pamela Keefe will discuss the company's financial results, as well as progress made toward achieving its long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "Central Vermont Public Service First Quarter Earnings Conference Call" link on the company's homepage at www.cvps.com. An audio archive of the call will be available May 10 at approximately 4 p.m. EDT at the same location or by dialing 1-888-286-8010 and entering passcode 75510204.

About CV
CV is Vermont's largest electric utility, serving more than 157,000 customers statewide. CV's non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward-Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings. These and other risk factors are detailed in CV's Securities and Exchange Commission filings. CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Reconciliation of Earnings per Diluted Share
First Quarter 2007 vs. First Quarter 2006:

2006 Earnings per diluted share

Year-over-Year Effects on Earnings:
   Higher retail revenues - volume

   Higher retail revenues - 4.07 percent rate increase Jan. 1, 2007
   Higher equity in earnings - Transco
   Higher operating and other costs
   Lower resale sales
   Lower CRC earnings
   Impact of 2006 stock buyback
2007 Earnings per diluted share

$.32 ..18 ..14 ..09 (.16) (.09) (.02) .09 $.55

Central Vermont Public Service Corporation - Consolidated Earnings Release (unaudited) (dollars in thousands, except per share amounts)
	Three Months Ended March 31,
	2007	2006
Utility Operating Data Retail sales (mWh)	632,175	599,934
Operating revenues: Retail sales Resale sales Provision for rate refund Other operating revenue Total operating revenue	$75,541 9,607 (187) 1,735 $86,696	$68,814 11,538 - 1,903 $82,255
Operating expenses: Purchased power Other Income tax expense Total operating expense	$42,260 35,535 2,838 $80,633	$42,488 33,433 1,714 $77,635
Net Income Preferred stock dividend requirements Earnings available for common stock	$5,706 92 $5,614	$4,097 92 $4,005
Weighted average shares of common stock outstanding: Basic Diluted	10,135,481 10,240,602	12,297,528 12,363,931
Earnings per share of common stock - basic Earnings per share of common stock - diluted Dividends declared per share of common stock Dividends paid per share of common stock	$0.55 $0.55 $0.46 $0.23	$0.33 $0.32 $- $0.23
Catamount Resources Corporation: Earnings per basic and diluted share of common stock	$0.02	$0.04

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com